Exhibit 11.1

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN, S.A.B. DE C.V.

INSIDER TRADING POLICY

The Need for a Policy Statement

The Company has adopted this Policy to satisfy its obligation to prevent insider trading.

These policies are applicable to the members of the board of directors of the Company, as well as the Covered Persons.

Capitalized terms used in these policies will have the meanings set forth in Annex “A”.

I. Mexican Securities Laws. The CNBV monitors the obligations of corporations, their employees and directors, shareholders and other insiders (including relatives of insiders) concerning insider trading and prosecute violations of the Securities Market Law. It is therefore imperative that all employees, directors and significant shareholders of the Company understand the basic legal requirements that pertain to insider trading. The Securities Market Law sets forth that persons in possession of Privileged Information may not (a) enter into any transaction or instruct any transaction with securities or derivatives related to such securities, if the market prices of such securities or derivatives may be affected as a result of the existence of the such information, (b) deliver or communicate to third parties such information (except to those persons that are required to be informed as result of their position or employment), and/or (c) issue recommendations or provide advice with respect to securities or derivatives related to such securities, if the market prices of such securities or derivatives may be affected as a result of the existence of Privileged Information. The above described restrictions would also be applicable to transactions entered outside Mexico but that have an impact in Mexico.

In addition, the Company will comply with the terms and conditions established in the “Disposiciones de carácter general aplicables a las operaciones con valores que realicen los consejeros, directivos y empleados de entidades financieras y demás personas obligadas (General provisions applicable to securities operations by the directors, officers and employees of financial institutions and others)”.

II. United States Federal Securities Laws. The SEC and the DOJ closely monitor the obligations of corporations and their employees concerning the release of significant corporate information and vigorously pursue violations of the United States Securities federal securities laws, including the laws governing insider trading. It is therefore imperative that all employees of the Company understand the basic legal requirements that pertain to insider trading. The United States federal securities laws prohibit the purchase or sale of securities of the Company while aware of “material” “nonpublic” information and the disclosure of “material” “nonpublic” information to persons who then trade in securities of the Company. These important terms are discussed in detail below.

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We have all worked hard to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged. As such, this Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company and comply with the following principles:

a) Clarity in the execution of operations.

b) Equality of opportunity against other market participants in the execution of securities operations.

c) Compliance with stock market best practices.

d) Absence of conflicts of interests.

e) Prevention of illicit conduct that could be caused by the use of Privileged and/or confidential information.

Failure to comply with this Policy may subject an employee to Company-imposed sanctions, including warnings, suspensions and even dismissal for cause, depending of the nature of the violation, whether or not the failure to comply results in a violation of the law. A violation of the law, or even a CNBV, SEC or DOJ investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career and our Company.

Statement of Policy

No director, officer or other employee of the Company who has Privileged Information relating to the Company may, directly, or indirectly through family members or other persons or entities, (i) enter into any transaction or instruct any transaction with securities of the Company or derivatives related to such securities, or engage in any other action to take personal advantage of the Privileged Information (including through any friends or relatives), or (ii) deliver or communicate Privileged Information on to anyone outside the Company, including family and friends. In addition, no director, officer or other employee of the Company who, in the course of working for the Company or otherwise, learns of Privileged Information about an entity with which the Company does business, may trade in that entity’s securities until the information becomes public or is no longer material.

The Securities Market Law assumes that the following persons have access to Privileged Information with respect to an issuer of securities (i) board members, secretaries of the board, statutory auditors, relevant officers, attorneys-in-fact of the issuer or of corporations controlled by the issuer or of corporations that own directly or indirectly 10% or more of shares of the issuer, (ii) shareholders or persons controlling directly or indirectly 10% or more of shares of the issuer, (iii) board members, secretaries of the board, statutory auditors, relevant officers, attorneys-in-fact of corporations that provide services in connection with any event that may be consider Privileged Information, (iv) shareholders that own directly or indirectly 5% or more of shares of listed financial institutions or financial holding companies or 10% in the case of non-listed financial entities, (v) board members, secretaries of the board, statutory auditors, relevant officers, attorneys-in-fact of the corporations listed in (iv) above, (vi) persons that have a significant influence or power to instruct in the issuer or in the corporate group of the issuer and (vii) those persons that enter into transactions that are significantly different than their historical trading pattern and that may have reasonably accessed Privileged Information because they had communications with (a) spouses, relatives or “significant others” of any of the persons listed above and (b) business partners of any of the above listed persons (hereinafter, the “Insiders”).

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There are no exceptions to this prohibition, including the need to raise money for an emergency expenditure. Such factors or circumstances do not provide a defense to violations of the laws governing insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Material Information. Material information is defined under the United States Securities Laws as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Under the Securities Market Law, the concept Privileged Information is defined as any facts, events or actions, of any nature, that may influence the prices of securities registered with the RNV and that have not been disclosed to the public through the relevant stock exchange. Information that could be expected to affect the Company’s stock price should be considered material. It is not necessary that the relevant person has knowledge of all Privileged Information to be considered an insider, provided that the information to which it has access may affect the trading price of the relevant securities. Some examples of information that would be regarded as material are:

•	Projections of future earnings or losses or other earnings guidance;
•	A significant change in revenues or other financial or performance metrics;
•	Quarterly or annual revenue, operating income or earnings results for the Company or a segment, product or region representing 5% or more of the Company’s revenues;
•	A change to, or material disagreement or other development with respect to, the Company’s auditor;
•	A material weakness in the Company’s internal control over financial reporting;
•	A pending or proposed merger, acquisition or tender offer;
•	A pending or proposed acquisition or disposition of a significant asset;
•	Agreements, alliances or joint ventures proposed to be entered into with any third parties, including suppliers or market participants;
•	A change in dividend policy, the declaration of a stock split or an offering of additional securities;
•	A change in senior management or affecting the board of directors or its members;

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•	The development of a significant new product or process;
•	Obtaining new licenses, permits or concessions, amendments to licenses, permits and concessions, breaches or potential revocations of licenses, permits or concessions;
•	Conflicts with employees, including potential strikes;
•	A development in a government investigation or a litigation; and
•	The existence of severe liquidity problems or an impending bankruptcy.

Anyone scrutinizing your transactions will be doing so after the fact, with the benefit of twenty-twenty hindsight. As a practical matter, before engaging in any transaction involving securities of the Company, you should carefully consider whether the CNBV, SEC, the DOJ or other authorities might view any information you possess as “material” in hindsight.

When Information is “Public.” If you are aware of Privileged Information, you may not trade until (i) the information has been disclosed broadly to the public, such as by press release or BMV or SEC filing, (ii) the information has been fully absorbed by the public, or (iii) the information is no longer material. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the public until 48 hours after it is made public.

Transactions by Family Members. This Policy also applies to anyone who lives in your household, and to any family members who do not live in your household but whose securities transactions are directed by you or subject to your influence or control, including your spouse, children (including adopted), parents, grandparents, siblings and step-siblings. You are responsible for the transactions of these persons and should make them aware of the need to confer with you before they trade in securities of the Company.

Pre-clearance/Blackout Period and Window Trading Period for Executive Insiders. The directors of the Company, as well as the Covered Persons, are subject to additional restrictions on their ability to engage in transactions in securities of the Company.

●	Window trading period. Directors of the Company, as well as the Covered Persons, may buy or sell securities of the Company only within a certain time frame (a “window), each quarter. This window will begin one full trading day after the conclusion of the Company’s quarterly earnings teleconference (in the event there is no earnings teleconference, the window will begin one full trading day after the release of the earnings announcement for the prior quarter) and will end at the close of business on the fourteenth calendar day before the last day of the current quarter. These windows will be the only time periods in which directors of the Company and the Covered Persons may trade in Company securities. Furthermore, if such directors, officers and employees of the Company are in possession of Privileged Information during a window, they will be prohibited from trading during that window.

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●	Short-swing Rule. The directors of the Company and the Covered Persons may not sell securities or buy securities of the Company, and effect the opposite transaction (i.e. buy securities or sell securities) within a term of three months from the last sale or purchase of securities of the Company.
●	Blackout period. The directors of the Company and the Covered Persons, may not buy or sell securities of the Company during blackout periods. Blackout periods will be (i) from the close of business of the fourteenth calendar day before the last day of each fiscal quarter until one full trading day after the conclusion of the Company’s earnings teleconference for such quarter (if no quarterly earnings teleconference is held, the blackout period will end one full trading day after the release of the Company’s earnings announcement for such quarter), and (ii) any other time in which directors and officers of the Company are in possession of Privileged Information concerning the Company, including during a window period.
●	Pre-clearance approval. The directors of the Company and the Covered Persons must provide a detailed description of any proposed transactions to the office of the General Counsel at least 24 hours in advance of any proposed transactions in securities of the Company to obtain pre-clearance approval. After obtaining clearance, the transaction must be completed within 48 hours or further pre-clearance approval will be required. If you are in doubt as to whether a given transaction must be pre-cleared, you are urged to exercise caution and assume that pre-clearance is required. Please note that, at times, the Company may need to rescind a prior pre-clearance with respect to a pending transaction as circumstances change. Impacted employees will receive prompt notification of any such rescission.
•	Report of transactions. The directors of the Company and the Covered Persons must provide a detailed description of the executed operations as referred in the paragraph above within the ten (10) business days after its execution in the terms shown in Annex “B”.

Post-Termination Transactions

This Policy continues to apply to your transactions in securities of the Company even after your employment with the Company has terminated. If you are in possession of Privileged Information when your employment terminates, you may not trade in securities of the Company until that information has become public or is no longer material.

Violations

Violations to insider trading limitations may result in fines or prison of up to fifteen (15) years. Also, the counterparty to any transaction entered with an insider in possession of inside information, may request the payment of an indemnity for the damages. The CNBV may impose (i) a fine of up to an amount equal to once or twice the amount of the benefit obtained in the transaction, or (ii) in the event that no profit was obtained, a fine equal to ten to fifty percent of the total amount of the transaction.

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The above described restrictions would also be applicable to transactions entered outside Mexico but that have an impact in Mexico.

Under the United States federal securities laws, the penalties for individual violations of the laws governing insider trading can be severe, including civil damages equal to the profit realized or the loss avoided, civil penalties of up to three times the profit realized or the loss avoided, criminal fines of up to $5 million and jail terms of up to 25 years. In addition, the Company and the persons responsible for supervising employees that engage in insider trading may incur civil penalties of up to the greater of $1 million, or three times the profit gained or loss avoided, for failure to take appropriate steps to prevent such activity.

Form 144 Filing Requirements

Rule 144 applies to sales or dispositions of securities of the Company by its directors and officers. In the case of sales made in the market, brokers are generally familiar with Rule 144 requirements and will work with the director or officer to file the appropriate Form 144. However, compliance with Rule 144 is the responsibility of the individual director or officer, and he or she should check with the broker to make sure the Rule 144 requirements are being satisfied. The office of the General Counsel does not handle Form 144 filings and compliance on behalf of the Company’s directors and officers. Rule 144 also applies in the case of a private sale or gift of equity securities of the Company to another person, and the director or officer should review such a transaction with his/her attorney to ensure 144 compliance.

Company Assistance

If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the office of the General Counsel at ** (José Alejandro de Iturbide Gutierrez). Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual making the transaction.

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Compliance Officers

The General Counsel and the Chief Financial Officer of the Company have been designated as the compliance officers of this Policy, which will be in charge of the supervision of the compliance with these policies.

The General Counsel and the Chief Financial Officer will be authorized to investigate any breach of this Policy and, in accordance with the rules issued by the CNBV, will be required to inform the Board of Directors of the Company of any such breach.

Authorization of this Policy and Adherence

This Policy was approved by the Board of Directors of the Company on April 20, 2022. Any modification to these policies will require board approval.

The Covered Persons must inform the Company in writing of their adherence to this Policy.

Related Documents

This Policy is integrated as well with the following documents and policies of the Company:

•	Ethics Code of the Company
•	POL-FIN-FIC-01: Issuance of Reports of Relevant Information to the Securities Market.
•	POL-TAL-REL-11: Confidential Information Policy.POL-SIS-PMC-02: Classification and Information Protection Policy.
•	POL-SIS-SIS-04: General Security of the Information Policy.

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ANNEX A

Definitions

a)	Company means Controladora Vuela Compañía de Aviación, S.A.B. de C.V.

b)	Covered Persons means those officers and employees of the Company whom the Company considers, given the nature of their positions, are likely to have Privileged Information and confidential information, a list of which is maintained by the office of the General Counsel.
c)	CNBV means the Comisión Nacional Bancaria y de Valores (the National Banking and Securities Commission).

d)	DOJ means the United States Department of Justice.

e)	Policy means the Insider Trading Policy.

f)	Privileged Information means any facts, events or actions, of any nature, that may influence the prices of securities registered with the RNV and that have not been disclosed to the public through the relevant stock exchange.

g)	RNV means the Registro Nacional de Valores (the National Securities Registry) .

h)	SEC means the United States Securities and Exchange Commission.

i)	Securities Market Law means the Mexican Ley del Mercado de Valores (the Securities Market Law).

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ANNEX B

Submitted Pursuant to:

CONTROLADORA VUELA COMPAÑÍA DE AVIACIÓN S.A.B. DE C.V.

INSIDER TRADING POLICY

Attention to:	______________________________________________

Account Number: ______________________________________________

Date of the execution of the operation: ______________________________________________

Price of the executed operation:

Entity:

Class and series of Shares:

Amount or # of Shares: ______________________________________________

Broker:	______________________________________________

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Insider Trading Policy.

Signature: _____________________ Print Name and Position: _____________________

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